EXCLUSIVE LICENSE FOR WIRELESS DISTRIBUTION

THIS EXCLUSIVE LICENSE AGREEMENT FOR WIRELESS DISTRIBUTION (the “Agreement”) is made by and between National Lampoon, Inc., a Delaware corporation with principal offices located at 10850 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90024, (“Licensor”), and the Buena Vista Internet Group (“BVIG”), and is effective as of June 30, 2004 (the “Effective Date”).

WHEREAS, Licensor is the owner or licensee of all right, title, and interest in and to certain content and Licensor seeks to create versions of this content for wireless distribution, distribute the wireless versions of this content via wireless devices, and to use such content to brand and conduct wireless interactive end user activity including, but not limited to, end user submissions (for example, jokes and pictures), contests, sweepstakes, SMS and MMS messaging, and other interactivity as described in Exhibit B and agreed to otherwise by the parties (“Interactive Events”) via wireless platforms;

WHEREAS, BVIG desires to act as the exclusive wireless distributor of Licensor’s content and Interactive Events, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the reciprocal promises, conditions, covenants, and undertakings set out in the Agreement, Licensor and BVIG agree as follows:

1. PRELIMINARY DEFINITIONS:

(a) “Affiliate” is defined in Section 5(d).

(b) “BVIG Indemnitees” is defined in Section 9(b).

(c) “Carrier” means an entity that provides wireless telecommunications services via any and all technology platforms.

(d) “Claims” is defined in Section 9(b).

(e) “DAP” is the ‘Developer Application Price’ Qualcomm uses as set forth on Qualcomm’s BREW Licensor Extranet as of the Effective Date. The DAP is generally comparable to a wholesale price.

(f) “End User Data” means data generated in connection with an end user’s use and/or license of the Wireless NL Content and/or the Interactive Events or otherwise exchanged between an end user and a Carrier, Licensor, BVIG, or any third party. End User Data includes, without limitation, both Personally Identifiable Information and Aggregate Information. “Aggregate Information” is any data, which is not specific to a person, does not refer to or identify any person, and cannot be used, alone or in conjunction with any other information, to identify (or relate to) any specific person. Aggregate Information may include general information about habits, usage patterns, and/or demographics of end users but does not indicate or reveal the identity of any particular end user(s). “Personally Identifiable Information” means information about an end user or group of end users that allows such end user(s) to be personally identified. Personally Identifiable Information includes, without limitation, end user name, end user addresses, end user phone numbers, device id numbers, and end user’s personally identifying transaction- related information.

(g) “Force Majeure Event” is defined in Section 12(b).

(h) “Initial Term” is defined in Section 3(a).

(i) “Intellectual Property Rights” means all intellectual property rights throughout the world, whether existing under intellectual property, unfair competition or trade secret laws, or under statute or at common law or equity, including but not limited to: (i) copyrights, trade secrets, trademarks, trade names, patents, rights in inventions, rights in designs, rights in logos and trade dress, “moral rights,” rights in mask works, rights of personality, publicity or privacy, and any other intellectual property and proprietary rights; and (ii) any application or right to apply for any of the rights referred to in this clause; and (iii) any and all renewals, extensions and restorations thereof, now or hereafter in force and effect.

(j) “Interactive Events” is defined in the preamble to this Agreement.

(k) “Licensor’s Website” means any and all of Licensors websites available on the Internet to end users including, but not limited to, nationallampoon.com, and any successor sites.

(l) “Marketing Email Addresses” is defined in Section 5(b).

(m) “Materials” means audio and audiovisual material, text, designs, graphics, musical compositions, photos, symbols, films, photographs, artwork, sound recordings, news accounts, computer programs, games, web pages, stories, interactive chats and conferences, and any combinations of the foregoing, compilations of data and other materials, and technology in any format (for example, digital or hardcopy).

(n) “MRG” is defined in Section 4(a).

(o) “Minimum Marketing Commitment” is defined in Section 5(a). (p) “NDA” is defined in Section 7.

(q) “Net Revenue” means the monies actually collected by BVIG (which monies actually collected for BREW NL Wireless Applications, would be the portion of the DAP payable to BVIG by Qualcomm or a Carrier) in United States Dollars (foreign currency would be considered actually collected by BVIG in United States Dollars upon the conversion of the foreign currency to United States Dollars) from revenue directly attributable to the Wireless Distribution of the NL Wireless Applications throughout the Territory minus, to the extent not already subtracted by any Carrier or distributor before payment is made to BVIG, any (a) third party out of pocket distribution fees and commissions, for example a portion or share due to a Carrier and/or other distributors; (b) sales, value added, use and similar taxes, tariffs, duties or assessments (excluding corporate income tax); (c) credit card or similar fees; (d) credits, bill reconcilliations, discounts, promotions, rebates or similar transactions; and (e) fees, expenses, commissions or other costs to translate any of the content in the NL Wireless Applications into a language other than English (for example, to create French versions for parts of Canada or Spanish versions for Puerto Rico).

(r) “NL Content” means any and all Materials owned by Licensor, licensed by Licensor, and/or Material otherwise provided by Licensor under this Agreement, and such Materials’ underlying Intellectual Property Rights.

(s) “NL Wireless Applications” means Wireless NL Content and/or Interactive Events.

(t) “Renewal Term” is defined in Section 3(a).

(u) “Revenue Share” is defined in Section 4(b).

(v) “Term” is defined in Section 3(a).

(w) “Territory” means the fifty United States, Puerto Rico, and Canada. For purposes of clarity, Licensor acknowledges that end users who have agreements to access or otherwise use services located in the Territory may access such services from areas outside of the Territory (for example, a Sprint USA customer may access his/her Sprint account in Europe and download ringtones in Europe) through roaming arrangements, or otherwise.

(x) “Third Party Distributors” is defined in Section 6(a)(v).

(y) “Third Party Obligations” is defined in Section 6(a)(v).

(z) “Wireless Distribution” means the distribution, delivery, transfer, and/or any other means of transmission of Materials presently existing or otherwise launched during the Term of this Agreement via (i) any and all wireless applications, wireless networks, wireless devices, wireless handsets, wireless operating systems, and/or Carriers and, (ii) via the online and/or bricks-and-mortar distribution of products and services targeted for a wireless device (for example, MMC cards for Nokia handsets and online distribution of applications targeting Smart phones). For purposes of clarity, Wireless Distribution includes, but is not limited to, distribution of Materials via any and all (i) wireless handsets including, but not limited to those provided by Nokia, Samsung, Motorola, SonyEriccson, Sanyo, LG, and Handspring; (ii) wireless operating systems including, but not limited to, WML, Linux, J2ME, BREW, Symbian, Microsoft, and Palm; and (3) Carriers including, but not limited to Verizon Wireless, Sprint PCS,

ATT Wireless, Cingular Wireless, Nextel, Alltel, US Cellular, T-Mobile, Metro PCS, Western Wireless, Telus, Bell Mobility, and Rogers. For purposes of clarity, Wireless Distribution does not include “wifi” or other access via the Internet to view or use the NL Wireless Applications via Windows Internet Explorer or a Netscape Browser (this does not limit anyone’s access to the nationallampoon.com website and/or to anyone obtaining a NL Wireless Application over the Internet to be used on a wireless device.).

(aa) “Wireless Portal” is defined in Section 6(b)(ii).

(bb) “Wireless NL Content” is defined in Section 2(b)(i). For purposes of clarity, NL Content is being licensed hereunder to BVIG to turn it into Wireless NL Content for Wireless Distribution and, in part, to brand and conduct Interactive Events on behalf of Licensor.

2. EXCLUSIVITY AND GRANT OF LICENSE

(a) Exclusivity. During the Term and within the Territory, BVIG will be Licensor’s exclusive licensee for the Wireless Distribution of the NL Content and the NL Wireless Applications which exclusivity includes, but is not limited to, the license set forth in Section 2(b). For purposes of clarity, other than the NL Content and/or Interactive Events committed to be delivered by Licensor in this Agreement, by example in the Exhibits to this Agreement, Licensor may choose at its sole discretion not to make certain NL Content and/or Interactive Events available for license hereunder for Wireless Distribution, but Licensor cannot via itself or any third party make such withheld NL Content or Interactive Events available for Wireless Distribution in the Territory during the Term in any format or by any means except through BVIG via this Agreement.

(b) License. Licensor grants to BVIG the exclusive right, privilege and license, during the Term as follows:

(i)

Wireless NL Content Creation. To create and take all steps to create wireless content, graphics, games, ringtones, screensavers, wallpaper, text and/or all other Materials now known or devised during the Term of this Agreement from the NL Content provided pursuant to this Agreement, as such NL Content may be supplemented from time to time with Licensor’s and BVIG’s mutual, written consent (the “Wireless NL Content”);

(ii)

Business Use, Storage and Transmission. To host, upload, download, transmit or reproduce the NL Content and Wireless NL Content onto computers, computer server(s) and network for business purposes to implement and perform the terms of this Agreement and/or to sublicense such rights to BVIG’s sublicensee(s) (for example Carriers);

(iii)

Hosting, Distribution and Delivery to End Users. To host distribute, deliver, upload, copy, reproduce, download or otherwise transmit and sublicense, and to permit sublicensee(s) to host, distribute, deliver, upload, copy, reproduce, download or otherwise transmit and sublicense, the Wireless NL Content over the Internet (or any successor global computer network) or over a wireless transmission network (e.g., SMS or WAP) or otherwise to allow for Wireless Distribution of the Wireless NL Content to end users within the Territory; and

(iv)	Marketing. To promote, market, and advertise (including, but not limited to, via Carriers) the NL Wireless Applications using NL’ s Materials.

3. TERM AND TERMINATION

(a) Term. This Agreement shall be in effect for three years starting from the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive renewal terms of one year each (each a “Renewal Term”) unless either party gives the other prior written notice of its intent not to renew no later than sixty (60) days prior to the expiration of the Initial Term or applicable Renewal Term. The Initial Term and any renewals or extensions thereof shall be cumulatively referred to herein as the “Term.”

(b) Termination. Upon the expiration or termination of the Term, BVIG’s licenses hereunder shall terminate. Either party may terminate this Agreement upon not less than thirty day’s prior written notice to the other party of any material breach by such other party, provided that the other party has not cured the material breach within the thirty-day period. Either party may terminate this Agreement upon written notice to the other party if the other party (1) becomes financially insolvent, (2) makes an assignment for the benefit of creditors, (3) has an Order for Relief under the United States Bankruptcy Code entered by any United States Court against it, or (4) has a trustee or receiver of any substantial part of its assets appointed by any court. BVIG may terminate this Agreement immediately, without limiting any other remedies it may have, if the control or ownership of Licensor changes significantly. . If BVIG terminates this Agreement pursuant to this Section 3(b) due to the fact that Licensor becomes controlled or owned by an entity in the business of pornography, cigarettes, liquor, criminal activity, or gambling or is a competitor of BVIG, Licensor will promptly refund to BVIG any MRG payment made to Licensor by BVIG to the extent BVIG has not recouped such MRG.

(c) Effect of Termination. Upon termination of this Agreement, the Wireless NL Content will no longer be able to be used by either party for any purpose. For purposes of clarity, the previous sentence (i) does not impact Licensor’s ownership or ability to use the NL Content it supplied to BVIG for Licensor or some other licensee to create other or similar wireless content and (ii) does not limit BVIG’s ability to. use any Materials created or otherwise used for the Wireless Distribution contemplated hereunder (including, but not limited to the Materials in the Wireless NL Content) to the extent such is not precluded by Licensor’s copyright or trademark rights. For purposes of further clarity, all technology, software, templates and functionality created by BVIG during the Term of this Agreement shall be owned by BVIG and BVIG will continue its ownership rights to such after termination of this Agreement. Even if this Agreement is terminated hereunder for any reason, its terms and conditions will remain in full force as to any NL Wireless Applications being distributed or available for distribution under any continuing Wireless Distribution third party agreements BVIG has entered into and will expire contemporaneously with the expiration of such third party agreement. And, in such event, Licensor will continue to receive any payments due under this Agreement.

4. ROYALTY RATE AND PAYMENT PROCEDURES

(a) Minimum Recoupable Guarantee. BVIG shall pay Licensor a *** Minimum Recoupable Guarantee (“MRG”) in two installments: *** will be payable thirty (30) days after the date the last signatory signs this Agreement, and the remaining *** will be payable nine (9) months after the date the last signatory signs this Agreement.

(b) Net Revenue Share. The first *** of Net Revenue shall be immediately and directly payable to BVIG as recoupement against the MRG. After BVIG has fully recouped the *** MRG from the initial *** of Net Revenue, Licensor will receive *** of Net Revenue from the actual moneys received by BVIG for the Wireless Distribution of NL Wireless Applications pursuant to the terms hereunder (“Revenue Share”). Revenue Share payments shall be due and payable within sixty (60) days after the end of the calendar quarter in which BVIG actually receives the applicable Net Revenue. BVIG shall provide to Licensor a written statement setting forth for the applicable calendar quarter Net Revenue received and a calculation of the Revenue Share due to Licensor. Payments and statements issued by BVIG hereunder shall be binding unless Licensor submits a written notice of any disputed items within thirty (30) days from the date of receipt of the applicable payment or statement.

***The Registrant has omitted this portion of this exhibit pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

(c) Advertising Revenue. Any and all advertising/sponsorship revenue on any and all web pages hosted by Licensor (or by a third party, at Licensor’s direction) shall remain Licensor’s and BVIG will have no right to receive any portion thereof. Any and all advertising/sponsorship revenue on any and all web or wireless pages hosted by BVIG (or by a third party, at BVIG’s direction) shall remain BVIG’s and Licensor will have no right to receive any portion thereof.

(d) Payments. BVIG shall, unless otherwise directed in writing by Licensor, wire all royalty payments to

J2 COMMUNICATIONS DBA NATIONAL LAMPOON, INC.
ABA#:	121 000358
ACCT#:	00990-02591
BANK:	BANK OF AMERICA
BRANCH:	WESTWOOD VlLLAGE 99
930 Westwood Blvd
Los Angeles, CA 90024

(e) Taxes. To the extent a Carrier or other distributor is not responsible, Licensor shall be responsible for foreign, federal, state and local taxes, tariffs, duties or similar governmental assessments, assessed in connection with this Agreement or the Wireless Distribution conducted hereunder, whether assessed to or against Licensor, BVIG, or otherwise, but excluding any taxes based on BVIG’s corporate income.

(f) Auditing Rights/Accounting. BVIG will render to Licensor quarterly statements with the payments made pursuant to Section 4(b), above. BVIG will keep full and complete records of all transactions relating to this Agreement during the Term of this Agreement; At Licensor’s expense, it may audit BVIG’s revenue calculations upon written notice to BVIG and after good faith discussions to agree to a reasonable time and place for such audit. Audits are limited to once per calendar year. . Any results and information obtained during such audit shall be treated as confidential pursuant to Section 7 of this Agreement. Should a formal audit report following Licensor’s review of the books and records under this paragraph correctly reveal an underpayment to Licensor of greater than ten percent (10%), BVIG shall within a reasonable time period thereafter pay to Licensor the amount of the underpayment plus reimburse Licensor all reasonable auditing costs and fees.

5. MARKETING/PROMOTION

(a) Minimum Marketing Commitment and Marketing Approvals. Licensor will provide a “Minimum Marketing Commitment” in each year of the Term to promote, advertise and market the NL Wireless Applications as described and set forth in Exhibit C. All marketing will be subject to both Licensor and BVIG prior written approvals. Without limiting the foregoing, Licensor will not include BVIG’s trademarks or name in any marketing without BVIG’s prior written approval, which may be withheld in BVIG’s discretion. Marketing Approvals: BVIG shall submit to Licensor a written description of the proposed marketing materials, including any mockups of the intended use. Within five (5) business days of Licensor’s receipt of the proposed materials, Licensor will inform BVIG in writing of its approval, or if not approval, then the corrections required to obtain Licensor’s approval. Licensor’s failure to provide a response within the five business days shall be deemed an approval. Licensor’s approval right is to be considered in good faith and shall not be unreasonably withheld. Once a Licensor approval has been secured, BVIG may use the approved marketing and/or advertising materials throughout the Term in any substantially similar format and manner as it was previously approved for (for example, the same website banner advertisement approved for one Carrier, may be used for another Carrier with a change in the Carrier name on the advertisement).

(b) Licensor Subscribers. Upon launch of the NL Wireless Applications, Licensor will notify via email its subscribers and/or other individuals whose email addresses Licensor maintains for marketing purposes (“Marketing Email Addresses”), that their email addresses will be shared with BVIG for the purpose of marketing the NL Wireless Applications contemplated hereunder. Licensor will then promptly share the Marketing Email Addresses with BVIG, except, if applicable, those who opt out of being shared with BVIG. Throughout the Term, Licensor will periodically (at a minimum of once every six months) provide all new Marketing Email Addresses it has collected to BVIG after providing notification to each email owner of sharing the email address with BVIG (such notice may be given at the time of collecting such email address via a proper privacy policy, or given pursuant to a follow-up email notification to the individuals, subject to applicable laws and Licensor’s privacy policy). Licensor represents and warrants that its actions taken in accordance with this Section 5(b) will be done in accordance with and as permitted by all laws, rules and regulations, including but not limited to the CAN-SPAM act and such action will be done in accordance with Licensor’s privacy policy. Licensor further represents and warrants that it has the right to share such email addresses with BVIG and that BVIG may use the email addresses and send emails as intended hereunder.

(c) Carriers. BVIG shall make good faith efforts to work with Carriers to promote the NL Wireless Applications. Such promotion may include, but not be limited to, bill inserts, Carrier in-store promotions, Carrier content catalogs, Carrier web sites promotions, or on-line marketing. Any failure of BVIG to obtain any such marketing from any Carrier will not be a breach of this agreement or give rise to any rights or causes of action for Ljcensor or any other person or entity hereunder. BVIG will not bundle Licensor’s content with or tie it to any other content without Licensor’s prior written consent. “Bundling” or “tieing” means applying a stipulation on the price of Licensor’s content to a condition that a licensee pay a certain price for content from another BVIG licensor and/or from BVIG. BVIG acknowledges its goal is to maximize the revenue from each brand it markets.

(d) No Right to Use. Except and only to the extent specifically set forth in this Agreement, Licensor and Licensor’s employees, officers, directors, agents, contractors, parent, subsidiaries, affiliates, joint venturers or partners (each an “Affiliate”) shall not acquire any right under this Agreement to use the names “BVIG,” “Buena Vista Internet Group,” or “Djsney” or the names of any other BVIG Affiliate (either alone or in conjunction with or as a part of any other word or name) or any fanciful characters or designs of BVIG or any BVIG Affiliate (a) in any advertising, marketing campaign, publicity, or promotion; (b) to express or to imply any endorsement of Licensor’s products or services; or (c) in any other way. Similarly, BVIG nor its Affiliates shall acquire any right under this Agreement to use the name “National Lampoon” or “National Lampoon’s” or any derivation thereof a) in any advertising, marketing campaign, publicity, or promotion; (b) to express or to imply any endorsement of BVIG’s  products or services; or (c) in any other way.

(e) Publicity. Ljcensor and BVIG shall issue a mutually-agreed joint press release after execution of this Agreement. Neither party shall directly or indirectly issue or permit the issuance of any further press release or any other publicity regarding, or make any public statements concerning the other, or any other matters regarding this Agreement without prior coordination with and ‘approval by each party which may be granted or withheld in either party’s sole discretion.

6. RESPONSIBILITIES AND RIGHTS

(a) Licensor Responsibilities and Rights.

(i)

Approvals. Licensor will have approval rights over each NL Wireless Application provided hereunder by BVIG, subject to Licensor’s reasonable discretion. Such approval rights may be exercised at different points of the development process as reasonably agreed to by the parties for the specific item being developed. For example, a simple screensaver based on a picture may only need one approval when the actual screensaver js completed, but an Interactive Event that requires repurposing of content, branding of the user interface, decisions about the wireless devices to be supported and the display and appearance of the item on each wireless device, may require different approvals throughout the process. Notwithstanding the previous language in this Section 6(a)(i), Licensor will always have a minimum of one approval before an NL Wireless Application is made available to end users. Licensor will promptly provide approvals or disapprovals when requested in writing by BVIG for any and all NL Wireless Applications created by BVIG. Licensor will provide all clearance approvals and disapprovals for all elements of the NL Content and NL Wireless Applications (for example, for each piece of NL Content Licensor will confirm that to the best of its knowledge such content is owned or validly licensed by Licensor, or is in the public domain, and that to the best of its knowledge the content does not defame any person or entity, or violate any copyright, trademark, right of privacy or publicity, or any other rights of any party). Licensor’s failure to provide any approval or disapproval hereunder within ten (10) days after BVIG’s written request therefore shall be deemed Licensor’s approval of the applicable materials. If Licensor disapproves of any material it will, contemporaneously with such disapproval, supply a written statement setting forth the exact reasons for the disapproval and the corrections necessary to obtain Licensor’s approval, if any. Notwithstanding this Section 6(a)(i), BVIG will also maintain approvals over NL Wireless Applications per Section 6(b)(i), below.

(ii)

NL Content. NL Content supplied hereunder will be provided to BVIG in XML format by Licensor. Licensor will host, at its cost, the NL Content and supply to BVIG the URL by which BVIG may access all provided NL Content. The NL Content will be updated by Licensor at a minimum as required by Exhibit A. In partial consideration of the MRG, Licensor includes in Exhibit A the minimum NL Content that will be made available for NL Wireless Applications and/or the Wireless Portal during the Term.

(iii)

Third Party Participations. Notwithstanding the definition of Net Revenues or any other language in this Agreement, Licensor will be solely responsible for promptly paying the cost of any and all fees, royalties, commissions, and other payments and charges including, butnot limited to those for third party participations, for use of any and all of the Materials and underlying Intellectual Property Rights in or otherwise used in conjunction with the NL Wireless Applications. Such fees may include, but are not limited to, payments due for the use of any music or third-party images.

(iv)

Assistance. Licensor will use all reasonable efforts to assist BVIG in BVIG’s creation and Wireless Distribution of the NL Wireless Applications and the Wireless Portal, described in Section 6(b)(ii) below.

(v)

Regulatory Obligations. Licensor acknowledges that Carriers and/or other third parties with which BVIG may contract for the Wireless Distribution of the NLWireless Applications (“Third Party Distributors”) may have regulatory, legal or other governmental requirements for Wireless Distribution over their systems/networks, or require other contractual obligations for Wireless Distribution over their systems/networks (for example, potential regulatory obligations to track and respond to certain end user complaints, privacy of end user data, etc.) (collectively “Third Party Obligations”). Licensor agrees to abide by all applicable Third Party Obligations and to assist BVIG, as requested, so that BVIG may abide by such Third Party Obligations provided BVIG notifies Licensor of such Third Party Obligations in writing in sufficient time for Licensor to comply therewith.

(b) BVIG Responsibilities and Rights.

(i)

Content. BVIG, at its cost, will create the NL Wireless Applications based on the provided NL Content. Licensor may choose not to allow the Wireless Distribution of certain NL Wireless Applications. To the extent, however, BVIG has incurred reasonable costs to create any NL Wireless Applications for Wireless Distribution and Licensor chooses not to allow BVIG to distribute such NL Wireless Application(s) or any portion thereof, then (i) BVIG will be entitled to completely recoup all such costs from any future Net Revenue it collects before any further Revenue Share with Licensor, and/or (2)

Licensor will promptly reimburse such costs to BVIG within a reasonable time after receipt of written itemization thereof and subject to Licensor’s ability to review such costs. All NL Wireless Applications “ and all Materials contained therein will be subject to BVIG’s approval and BVIG’s content control guidelines which will be provided to Licensor upon execution of this Agreement and may be updated by BVIG, as such is supplied to Licensor. For purposes of clarity, BVIG may choose to not allow the creation or Wireless Distribution of any particular NL Wireless Application(s), at its discretion.

(ii)

Wireless Portal. BVIG, or any third party(ies) of BVIG’s choice (for example, a Carrier), will host or otherwise provide access to the NL Wireless Applications for sublicense to end users, Carriers and/or other third parties, at BVIG’ s cost. At BVIG’s discretion BVIG may sublicense the NL Wireless Applications in separate parts for “a la carte” distribution (for example, licensing only NL Wireless Applications that are ringtones for distribution to end users through a Carrier’s ringtones section of an Internet portal or handset menu that includes multiple content providers), and/or VIG may create a general Licensor-branded wireless portal for end users to access the NL Wireless Applications (the “Wireless Portal”). Access to the Wireless Portal may be made available to end users via Carriers, via access to individual wireless devices, on the Internet, or as otherwise determined by BVIG. The Wireless Portal will generally consist of a wireless “site” built for wireless access with a “horne-screen” that lists a set of links to pages containing different Wireless NL Content categories ringtones, news stories, screensavers, Foto-Funnies) and/or Interactive Events (£::&, the Interactive Events listed in Exhibit B). The Wireless Portal will be subject to both BVIG’s and Licensor’s approvals. To the extent, however, BVIG has incurred costs to create any portions of the Wireless Portal and Licensor chooses not to allow BVIG to launch or otherwise make available such portion(s) of the Wireless Portal, then (i) BVIG will be entitled to completely recoup all such costs from any future Net Revenue it collects before any further Revenue Share with Licensor, and/or (2) Licensor will promptly reimburse such costs to BVIG after receipt of written itemization thereof and subject to Licensor’s ability to review such costs.

(iii)	Carriers. BVIG will use commercially reasonable efforts to consummate agreements to provide for the Wireless Distribution of the NL Wireless Applications with Carriers in the Territory.

(iv)

Pricing. Pricing for the sublicensing of all NL Wireless Applications to Carriers, end users and/or other third parties will be determined by BVIG, at its discretion; however, BVIG will use good faith efforts to consult with Licensor regarding such, though BVIG will still maintain final price determination.

(c) Licensor and BVIG Obligations.
The parties will discuss in good faith what, if any, Interactive Events they may conduct pursuant to this Agreement. If the parties agree to conduct an Interactive Event, they will agree to such in a written amendment to this Agreement signed by both parties, that sets forth the responsibilities of each party regarding the specific Interactive Event. Both parties acknowledge that the final look and feel, creative style, functionality, and design of the NL Wireless Applications and the potential Wireless Portal are undetermined as of the Effective Date. Licensor will use all commercially reasonable efforts to work with BVIG to accomplish the tasks necessary to create and launch the NL Wireless Applications and the Wireless Portal (if BVIG chooses to create the Wireless Portal). Some of the tasks will include determining development, production, launch and marketing schedules and to create efficient workflow between the two parties. The parties acknowledge that the NL Wireless Applications and the Wireless Portal, subject to both parties’ respective discretion and approval rights hereunder, may change over time, based on, among other factors, the relative success of specific NL Wireless Content and Interactive Events.

7. CONFIDENTIALITY

Any information or documentation disclosed between the parties during the performance of this Agreement shall be subject to the terms and conditions of that certain Non-Disclosure Agreement between Licensor and BVIG dated as of March 2, 2004 (“NDA “), the terms of which are hereby extended to address the foregoing and are further ratified by the parties and incorporated herein by this reference. This Agreement and its terms and conditions will be considered confidential pursuant to the NDA.

8. END USER DATA

(a) Responsibilities for End User Data. This Agreement does not affect any rights Licensor may have to collect, store and use all End User Data collected on Licensor’s Websites; provided, however, that Licensor will promptly provide to BVIG all collected End User Data directly or indirectly relating to the Wireless Distribution of NL Wireless Applications within the Territory including, but not limited to, subscription data and the email addresses from end users requesting information about such Wireless Distribution, and such End User Data will thereafter be jointly owned by the parties. Both Licensor and BVIG will have ownership of and rights to collect, store, and use all End User Data received by BVIG or Licensor via any subscriptions to or distribution of NL Wireless Applications except to the extent (1) contractual restrictions of contracted Carriers or other third parties limit such collection, storage and/or use (for example, Carriers sublicensed by BVIG typically have significant restrictions about use and sharing of their end users’ data), (2) each party’s compliance with its own published data privacy and other user policies, (3) an end user opts out or otherwise indicates it does not want any of its End User
V Data shared, and/or (4) privacy laws, regulations or other governmental decree limit such collection, storage and/or use.

(b) Privacy Policy. Throughout the Term, Licensor shall prominently post and maintain a privacy policy on the home page(s) of Licensor’s Web sites and those pages of such website(s) which refer to the ‘Wireless Distribution described hereunder and request personally identifiable information from users. Throughout the Term, Licensor shall adhere to such privacy policy.

9. WARRANTIES, REPRESENTATIONS, AND INDEMNITIES

(a) Representations and Warranties. Each party represents and warrants to the other party that (i) it has the full power and authority to enter into this Agreement and to perform the acts required of it hereunder, and, (ii) its execution of this Agreement by such party and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound. Licensor further represents and warrants that (i) to the best of its knowledge the NL Content supplied hereunder is not subject to litigation or any allegations that may lead to litigation and,(ii) each party will collect, store and use all End User Data in accordance with all laws, regulations and other governmental decrees and in accordance with any third party contractual obligations including, but not limited to, those with any Carriers and/or the applicable end user(s) including, but not limited to, each party’s privacy policy. .

(b) Indemnifications by Licensor. Licensor will defend, indemnify and hold BVIG, its successors, employees, directors, officers, parent, subsidiaries and affiliates, assigns, agents and licensees (including, but not limited to any Carriers and/or other distributors) (collectively the “BVIG Indemnitees”), harmless for claims, complaints, demands, damages, expenses, losses or costs (including reasonable attorney’s fees and costs) (collectively “Claims”), or any sums paid in settlement, arising out of or incurred as a result of any breach of its representations and warranties in Sections 5(b) and 9(a). In addition, Licensor will defend, indemnify and hold the BVIG Indemnitees, harmless with respect to (i) all Claims arising from any allegation that the NL Content, NL Wireless Applications, Wireless Portal, and/or any marketing conducted hereunder infringes on or otherwise violates the Intellectual Property Rights of any person or entity, violates any person or entity’s right of publicity, privacy or personality, defames or libels any person or entity, is obscene, or violates any other right of any person or entity, and (ii) all end-user, regulatory or governmental Claims with respect to the NL Content, NL Wireless Applications, Wireless Portal, and/or marketing conducted hereunder, including but not limited to Claims involving sweepstakes or contests.

(c) Indemnification by BVIG. BVIG will defend, indemnify and hold Licensor, its successors, employees, directors, officers, parent, subsidiaries and affiliates, assigns, and agents harmless for Claims, or any sums paid in settlement, arising out of or incurred as a direct result of any breach of its representations and warranties in Section 9(a).

(d) Indemnification defense. In any defense provided pursuant to sections 9(b) or 9(c) of this Agreement by an indemnifying party, the indemnifying party will keep the indemnified party informed of, and consult with the indemnified party in connection with the progress of any litigation or settlement; and ill) the indemnifying party shall not have any right, without the indemnified party’s written consent (not to be unreasonably withheld), to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the indemnified party.

(e) Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ANY AND ALL SERVICES, MATERIALS AND/OR OTHER MATTERS PROVIDED HEREUNDER BY BVIG ARE PROVIDED WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR lMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN ADDITION, BVIG MAKES NO WARRANTY THAT USE OF THE SERVICES, MATERIALS AND/OR OTHER MATTERS PROVIDED HEREUNDER, WILL BE UNINTERRUPTED, SECURE, OR ERROR FREE. NO ADVICE OR INFORMATION GWEN BY BVIG, ITS AFFILIATES OR CONTRACTORS OR THEIR RESPECTWE EMPLOYEES SHALL CREATE ANY WARRANTY.

(f) Limitation of Liability. NEITHER PARTY, ITS AFFILIATES, EMPLOYEES, AGENTS OR CONTRACTORS SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, PUNITIVE OR CONSEQUENTIAL DAMAGES RELATING TO THE SERVICES OR THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED. BVIG’S TOTAL AGGREGATE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE MINIMUM RECOUPABLE GUARANTEE MADE BY BVIG TO LICENSOR PURSUANT TO THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE LIMITATION OF LIABILITY IN THIS SECTION SHALL NOT APPLY TO (I) PAYMENT OBLIGATIONS HEREUNDER FOR THE REVENUE SHARE, (II) PATENT INFRINGEMENT CASES WHERE A PARTY MA Y BE LIABLE FOR LOST PROFITS AND/OR THE COST OF REPLACEMENT SERVICES, AND (ill) BOTH PARTIES’ INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS‘LIMITING THE LIABILITY OF EITHER PARTY FOR PROPERTY DAMAGE AND/OR PERSONAL INJURY OR DEATH RESULTING FROM THE WILLFUL MISCONDUCT OF A PARTY.

10. INSURANCE

(a) Licensor shall at its sole expense, throughout the performance of its services pursuant to the Agreement and for such additional time as may be specified below, maintain:

(i) A.

Commercial General Liability Insurance to include contractual liability, products/completed operations liability, and cross-liability (which must be maintained for three years following completion of the work) with minimum limits of $1,000,000 written on an occurrence form basis and $2,000,000 aggregate;

B.

Automobile Liability coverage with minimum combined single limits of $500,000. Coverage shall include all owned, leased, non-owned and hired automobiles; protecting it, additional insured’s and BVIG from claims for personal injury (including bodily injury and death) and property damage which may arise from or in connection with the performance of Licensor’s services hereunder or from or out of any act or omission of Licensor, its officers, directors, agents, subLicensors or employees;

(ii)	Workers’ Compensation Insurance as required by applicable law, and Employer’s Liability Insurance with minimum limits of $1,000,000; and

(iii)

Professional Liability Insurance to include contractual liability coverage and an endorsement either (a) allowing cross liability or (b) excepting from the “insured v.  insured” exclusion a claim by an additional insured, with a minimum limit of $1,000,000 per claim, protecting it and BVIG from errors and omissions of Licensor in connection with the performance of Licensor’s services during and for a period of at least three years after the completion of said services.

(iv)

All insurance required in this Section 10 shall be with companies and on forms acceptable to BVIG and shall provide that the coverage there under may not be reduced or canceled unless thirty (30) days unrestricted prior written notice thereof is furnished to BVIG.

(v)

All insurance required in this Section 10 shall be primary and not contributory with regard to any other available Insurance to BVIG, its parent, .and any Subsidiaries, related and affiIiated companies of each, and the officers, directors, shareholders, employees, agents and assigns of each.

(vi)	All insurance required in this Section 10 shall be written by companies with a BEST Guide rating of B+ VII or better.

(vii)

Certificates of insurance (or copies of policies, if required by BVIG) shall be furnished to BVIG. All insurance required in this Section 10 shall include BVIG, its parent, and any subsidiaries, related and affiliated companies of each, and the officers, directors, shareholders, employees, agents and assigns of each as additional insureds and contain a waiver of subrogation in their favor. (The additional insured requirement applies to all coverages except Workers’ Compensation and Employer’s Liability. The waiver of subrogation applies to all coverages).

(viii)	BVIG’s failure to request, review or object to the terms of such certificates or insurance shall not be deemed a waiver of Licensor’s obligations or the rights of BVIG.

(ix)	The minimum limits of the insurance required in this Section 10 shall in no way limit or diminish Licensor’s liability under other provisions of this Agreement.

          (b) Licensor shall defend -(if required by BVIG and with counsel selected by BVIG), indemnify and hold BVIG, its parent company, or any subsidiaries, related and affiliated companies of each, and the officers, directors, shareholders, agents, employees and assigns of each, harmless from and against any and all claims, demands, suits, judgments, losses, or expenses of any nature whatsoever (including attorneys’ fees) arising directly or indirectly, in whole or in part, from or out of:

(i)	any act, error, or omission of Licensor, its sub-consultants or their respective officers, directors, agents, subLicensors, invitees or employees; and/or

(ii)	any occupational injury or illness sustained by an employee or agent of Licensor in furtherance of Licensor’s services hereunder; and/or

(iii)	any failure of Licensor to perform its services hereunder in accordance with the highest generally accepted professional standards; and/or

(iv)	any .breach of Licensor’s representations, warranties or agreements as set forth herein; and/or

(v)	any other failure of Licensor to comply with the obligation on its part to be performed hereunder.

          (c) The indemnification obligations shall not be limited by the insurance requirements and shall extend to claims occurring after the Agreement has terminated as well as while the Agreement is in force.

The provisions of this Section 10 shall survive the expiration or early termination of the Agreement.

11. NOTICE

Except as otherwise provided herein, all required notices shall be in writing as indicated below:

To National Lampoon:
Doug Bennett
10850 Wilshire Blvd., Suite 1000
Los Angeles, CA 90024

To BVIG:
BUENA VISTA INTERNET GROUP
500 South Buena Vista Street
Burbank, CA 91521-7697
Attention: Senior Vice President - Business Development

with a copy sent contemporaneously to:

BUENA VISTA INTERNET GROUP
500 South Buena Vista Street
Burbank, CA 91521-7725
Attention: General Counsel

Notices will be considered given either: (a) when delivered in person to the recipient designated for notices; (b) two business days after deposited in either registered or certified U.S. Mail, return receipt requested, postage prepaid; or (c) the day delivered by an overnight courier service.

12. MISCELLANEOUS

(a) Entire Agreement. This Agreement contains the entire understanding of the parties and cannot be changed, amended or terminated except by an instrument signed by an officer of each party. A waiver of any provision of this Agreement will not waive that provision for the future or waive any subsequent breach of it. The relationship of the parties is that of independent contractors and nothing in this Agreement shall render either party an agent of the other.

(b) Force Majeure. Neither party will be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of a party, including without limitation: act of God; fire; flood; labor strike; sabotage; fiber cut; terrorist act, material shortages or unavailability or other delay in delivery not resulting from the responsible party’s failure to timely place orders therefor; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; or failures of suppliers of goods and services (“Force Majeure Event”). If any Force Majeure Event lasts more than thirty (30) days, either party may immediately terminate this Agreement However, if Licensor terminates the Agreement fot such reason, Licensor will promptly refund any MRG payment made to Licensor by BVIG to the extent BVIG has not recouped such MRG.

(c) Assignment. Neither this Agreement nor the rights granted from Licensor hereunder may be assigned by Licensor except to a third party acquiring ownership of Licensor, which in such instance will be subject to Section 3(b) of this Agreement, otherwise such assignment without the prior written consent of BVIG and any such attempted assignment shall be void.

(d) Survival. The provisions of Sections 3(c), 7, 9, 10, and 12 shall survive the expiration or termination of this Agreement.

(e) Interpretation. The headings, subheadings, and other captions in this Agreement are for convenience and reference only and will not be used in interpreting, construing, or enforcing any of the terms of this Agreement. Each party acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter.

(f) Integration. This Agreement together with any Exhibits attached hereto, contains the entire ~t~ understanding of the parties with respect to the transactions and matters contemplated herein, supersedes ~ all previous agreements or negotiations between the parties concerning the subject matter hereof, and cannot be amended except by a writing dated subsequent to this Agreement and signed by both parties. No course of dealing or usage of trade may be invoked to modify the terms and conditions of this Agreement.

(g) Governing Law and Jurisdiction. This Agreement shall only be construed in accordance with the substantive and procedural laws of the State of California applicable to agreements entered into and wholly to be performed therein. The California Courts shall have exclusive jurisdiction over this Agreement and any controversies arising out of this Agreement shall be brought by the parties to the Supreme Court of the State of California, County of Los Angeles, or to the United States District Court for the district of Los Angeles; the parties hereto hereby grant sole and exclusive jurisdiction to such court(s) and to any appellate courts having jurisdiction over appeals from such court(s).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective duly authorized officers or agents on the date set opposite each name:

National Lampoon, Inc.	Buena Vista Internet Group

By: Douglas S. Bennett	By: Laurence J. Shapiro
(Please Print)	(Please Print)

Signature: /s/ Douglas S. Bennett	Signature: /s/ Laurence J. Shapiro

Title: EVP	Title: Executive Vice President
Date: 8/17/04	Date: 8/26/04